Exhibit 23.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
200 Haddonfield Berlin Road, Gibbsboro, NJ 08026
Tel: 856.346.2828 Fax: 856.346.2882

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of MM2 Group, Inc. (the “Company”) on Form SB-2 and Prospectus of our report dated September 27, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) for the year ended June 30, 2006 and the period December 8, 2004 (Inception) through June 30, 2005 appearing in the Annual Report on Form 10-KSB of the Company for the year ended June 30, 2006, and to the reference to us under the heading “Experts” in the Prospectus which is a part of the Registration Statement.

                                            /s/ Bagell, Josephs, Levine & Company, LLC
            Gibbsboro, New Jersey

January 25, 2007